NYSE American Symbol – UEC

Uranium Energy Corp Establishes Physical Uranium Initiative and Provides Balance Sheet Update

Highlights and Balance Sheet Update as of March 15, 2021:

•$65.8 million in cash and equity holdings;

•Establishing a physical uranium inventory to take advantage of spot purchases below most industry production costs, adding additional asset value to the balance sheet;

•Uranium inventory will provide greater marketing flexibility for utilities, while freeing up UEC’s domestic mine production for the U.S. Uranium Reserve, and other U.S. origin specific opportunities;

•Entered into agreements totaling $10.9 million to purchase 400,000 pounds of uranium concentrates at ConverDyn in Metropolis, Illinois at a volume weighted average price of $27.29 per lb. U3O8;

•Market value of a 19.5% equity stake in Uranium Royalty Corp. (URC: TSX-V) increased to $34.3 million following URC’s announced acquisition of royalties on the world-class MacArthur River and Cigar Lake uranium mines;

•Realized gross proceeds of $30 million from the recent completion of the Company’s at-the-market equity program, improving financial flexibility and strengthening the balance sheet;

•Reduced debt from $18 million to $10 million under the Company’s current credit facility; and

•Shares outstanding: 214,442,838.

Corpus Christi, TX, March 16, 2021 - Uranium Energy Corp (NYSE American: UEC, the “Company” or “UEC”) is pleased to report, in accordance with NYSE American requirements, the filing of the Company’s quarterly report on Form 10-Q for the six months ended January 31, 2021 with the U.S. Securities and Exchange Commission (the “SEC”).  This Form 10-Q filing, which includes the Company’s condensed consolidated financial statements, related notes thereto and management’s discussion and analysis, is available for viewing on the SEC’s website at http://www.sec.gov/edgar.shtml or on the Company's website at www.uraniumenergy.com.

Amir Adnani, CEO and President, stated: “With $65.8 million in cash and equity holdings, UEC has the balance sheet strength to lead U.S. uranium production higher at the most critical time for the domestic industry since the inception of the civilian nuclear power program began in the 1950s. Nuclear power is the second largest source of electricity generation in the U.S. and its largest source of carbon-emission free electricity. America is also the largest consumer of uranium in the world, yet there is no uranium currently mined domestically.

As a leading pure-play American uranium company, UEC is investing to build the next generation of low-cost and environmentally friendly uranium projects that will be competitive on a global basis. Despite our focus on low cost In-Situ Recovery mining with its low capital requirements, we see a unique opportunity to purchase drummed uranium at prevailing spot prices which are below most global industry mining costs.

Hence, we are establishing a physical uranium inventory initiative and have entered into initial agreements totaling $10.9 million to purchase 400,000 pounds of U.S. warehoused uranium at our account with the ConverDyn facility in Metropolis, Illinois.

This initiative will support three objectives: 1) bolsters our balance sheet as uranium prices appreciate; 2) provides strategic inventory to support future marketing efforts with utilities that could compliment production and accelerate cashflows; and 3) increases the availability of our Texas and Wyoming production capacity for emerging U.S. origin specific opportunities which may command premium pricing due to scarcity of domestic uranium.

One such U.S. origin specific opportunity is UEC’s plan to participate in supplying the U.S. Uranium Reserve (“UR”), as outlined in the Nuclear Fuel Working Group report published by the U.S. Department of Energy. The UR is designed as a 10-year, $1.5 billion program to purchase newly mined U.S. origin uranium that fits well with UEC’s production ready, fully licensed domestic mining capabilities.

About Uranium Energy Corp

Uranium Energy Corp is a U.S.-based uranium mining and exploration company. As a leading pure-play American uranium company, UEC is advancing the next generation of low-cost and environmentally friendly In-Situ Recovery (ISR) mining uranium projects.  In South Texas, the Company’s hub-and-spoke operations are anchored by our fully-licensed Hobson Processing Facility which is central to our Palangana, Burke Hollow, Goliad and other ISR pipeline projects. In Wyoming, UEC controls the Reno Creek project, which is the largest permitted, pre-construction ISR uranium project in the U.S. Additionally, the Company’s diversified holdings provide exposure to a unique portfolio of uranium related assets, including: 1) major equity stake in the only royalty company in the sector, Uranium Royalty Corp; 2) physical uranium warehoused in the U.S.; and 3) a pipeline of resource-stage uranium projects in Arizona, Colorado, New Mexico and Paraguay. In Paraguay, the Company owns one of the largest and highest-grade ferro-titanium deposits in the world. The Company’s operations are managed by professionals with a recognized profile for excellence in their industry, a profile based on many decades of hands-on experience in the key facets of uranium exploration, development and mining.

Contact Uranium Energy Corp Investor Relations at:
Toll Free: (866) 748-1030
Fax: (361) 888-5041
E-mail: info@uraniumenergy.com

Stock Exchange Information:
NYSE American: UEC

WKN: AØJDRR
ISN: US916896103

Safe Harbor Statement

Except for the statements of historical fact contained herein, the information presented in this news release constitutes “forward-looking statements” as such term is used in applicable United States and Canadian laws. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. Any other statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects” or “does not expect”, “is expected”, “anticipates” or “does not anticipate”, “plans, “estimates” or “intends”, or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved) are not statements of historical fact and should be viewed as “forward-looking statements”. Such forward looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks and other factors include, among others, the actual results of exploration activities, variations in the underlying assumptions associated with the estimation or realization of mineral resources, the availability of capital to fund programs and the resulting dilution caused by the raising of capital through the sale of shares, accidents, labor disputes and other risks of the mining industry including, without limitation, those associated with the environment, delays in obtaining governmental approvals, permits or financing or in the completion of development or construction activities, title disputes or claims limitations on insurance coverage. Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements contained in this news release and in any document referred to in this news release.